EXECUTION COPY

                     AGREEMENT REGARDING ISSUANCE OF SHARES

September 15, 2005

Atari, Inc.
417 Fifth Avenue New York, NY 10016
U.S.A.

Ladies and Gentlemen:

         This is to set forth the agreement between Atari, Inc. ("Atari"), a Delaware corporation, and Infogrames Entertainment S.A. ("IESA"), a French societe anonyme, regarding the issuance by Atari of shares of common stock, par value $0.01 per share, of Atari ("Common Stock") in satisfaction of obligations of Atari to IESA and/or its subsidiaries, which agreement is as follows:

1. At the closing described below, Atari will issue to IESA 4,881,533 shares (the "Shares") of Common Stock, to be applied at the rate of $1.30 per Share as follows:

         (a) 3,626,154 Shares will be applied in full satisfaction of a total of $4,714,000 due from Atari to subsidiaries of IESA for work performed and to be performed relating to the development of the Test Drive Unlimited and Stuntman 2 games, as reflected on the attached schedule.

         (b) 1,255,379 Shares will be applied to reduce month end net balances due from Atari and its subsidiaries (the "Atari Companies") to IESA and its direct or indirect wholly-owned subsidiaries (the "IESA Companies"), as provided in Section 2.

2.       (a) If at the end of September 2005 or any subsequent calendar month through and including March 2006, the amount due from the Atari Companies to the IESA Companies exceeds the amount due from the IESA Companies to the Atari Companies, the $1.30 per share issue price of the Shares described in Section 1(b) will be applied in satisfaction of the net amount due from the Atari Companies to the IESA Companies until the entire issue price has been applied.

         (b) If at March 31, 2006, after applying the issue price of the Shares described in Section 1(b) as provided in Section 2(a) in satisfaction of net amounts, if any, due from the Atari Companies to the IESA Companies at the end of each month from September 2005 to and including March 31, 2006, any portion of that issue price has not been applied in satisfaction of net amounts due from the Atari Companies to the IESA companies, not later than April 10, 2006, IESA will pay the unapplied balance of that issue price to Atari in cash.

3. The closing of the issuance of the Shares to IESA (the "Closing") will take place on September 15, 2005, at Atari's offices, 417 Fifth Avenue, New York, NY 10016, at 10:00 a.m., New York City time. At the Closing:

         (a) Atari will deliver to IESA the certificates representing the Shares, registered in IESA's name. Each certificate shall bear a legend stating that the shares it represents were issued in a transaction that was not registered under the Securities Act of 1933, as amended, and those shares may be sold or otherwise transferred only in a transaction that is registered under that Act or is exempt from the registration requirements of that Act and any securities laws.

         (b) IESA will deliver to Atari a document stating that (i) all obligations of Atari set forth on the schedule to this Agreement relating to the development of the Test Drive Unlimited and Stuntman 2 games have been paid in full and (ii) acknowledging that the issue price of the Shares described in Section 1(b) will be applied in satisfaction of net month end balances due from the Atari Companies to the IESA Companies, or paid, as provided in
             Section 2.

4. IESA hereby acknowledges and agrees that all of the services rendered and expenses incurred by the subsidiaries of IESA in connection with Test Drive Unlimited and Stuntman 2 and all of the results and proceeds thereof (sometimes severally and collectively called "Elements" herein), were and shall continue to be performed in accordance with, and are subject to the terms of, Atari's standard developer agreement, including (a) with respect to Atari's ownership from inception and in perpetuity of all intellectual property rights or interests resulting from or arising in connection with such services such that, among other things, Atari is and shall be the sole and exclusive owner of all right, title and interest, including without limitation all copyrights, trademarks, and patent rights (and all extensions and renewals thereof throughout the world), in and to all such Elements, including all so-called engines, designs, game play, narrative, characters, textures, and processes created, adapted, commissioned or used by such subsidiaries in performing the Test Drive Unlimited and Stuntman 2 development work at any time, it being expressly acknowledged by IESA that all such work has been commissioned by Atari and rendered by the IESA subsidiaries on a "work-for-hire" basis from inception (and, to the extent that it is ever legally determined that such work or any Elements were not rendered or created on a work-for-hire basis, IESA hereby irrevocably grants to Atari a gratis, perpetual, exclusive, world-wide license with respect to any such Elements), and (b) standard warranties and representations from the IESA subsidiaries in favor or Atari that all Elements are delivered to Atari on an unencumbered, liability-free, fully paid-up basis such that Atari's exploitation thereof and of the games shall never (i) violate the laws or requirements of any jurisdiction, union or other entity, (ii) infringe the rights of any person or entity or (iii) require Atari to pay any sums or other consideration to any person or entity in respect of the Elements (other than those licensors identified on Exhibit 4 attached hereto and such other ordinary course license payments which Atari may hereafter agree in writing to accept).

5.       Atari represents and warrants to IESA as follows:

         (a) Atari is a corporation duly incorporated and in good standing under the laws of the State of Delaware.

         (b) Atari has all corporate power that is necessary to enable it to enter into this Agreement and to carry out the transactions contemplated by it. All corporate actions necessary to authorize Atari to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by Atari and is a valid and binding agreement of Atari, enforceable against Atari in accordance with its terms.

         (c) When the Shares are issued at the Closing as contemplated by this Agreement, the Shares will be duly authorized and issued, fully paid and non-assessable shares of Common Stock, and IESA will own the Shares free and clear of any liens, encumbrances or claims of other persons, other than liens or encumbrances imposed by reason of acts of IESA and restrictions imposed by U.S. Federal and state securities laws.

6.       IESA represents arid warrants to Atari as follows:

         (a) IESA is societe anonyme duly formed and currently existing under the laws of the Republic of France,

         (b) IESA has all corporate power that is necessary to enable it to enter into this Agreement and to carry out the transactions contemplated by it. All actions necessary to authorize IESA to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by IESA and is a valid and binding agreement of IESA, enforceable against IESA in accordance with its terms.

         (c) IESA is aware that the Shares will be issued to it in a transaction that will not be registered under the U.S. Securities Act of 1933, as amended, and that IESA may sell or transfer the Shares only in a transaction that is registered under that Act or is exempt from the registration requirements of that Act and any applicable U.S. state securities laws.

         (d) IESA will be acquiring the Shares at the Closing for investment, and not with a current view to the sale or distribution of the Shares.

7. This Agreement will be governed by the laws of the State of New York in the United States of America, without regard to principles of conflicts of laws that would apply the laws of any other jurisdiction. IESA and Atari each (i) agrees that any action or proceeding relating to this Agreement may be brought in, but only in, a state or Federal court sitting in the Borough of Manhattan in the State of New York,
         (ii) consents to the personal jurisdiction of any such court in any such action or proceeding, (iii) agrees not to seek to change the venue of any such action or proceeding brought in any such court, whether on the basis of convenience of the parties or for any other reason, and
         (iv) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

8. Any notice or other communication under this Agreement must be in writing, and will be deemed given when it is delivered in person or sent by email or facsimile communication, or on the tenth day after the day on which it is sent by mail, to the other of them at its principal office.

9. This Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement between Atari and IESA relating to the transactions that are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between Atari and IESA with regard to those transactions are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions that are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

10. This Agreement may be amended by, but only by, a document in writing signed by both Atari and IESA.


11. This Agreement may be executed in two or more counterparts, some of which may contain the signatures of fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

         Please execute a copy of this document which, when it is executed by Atari, will constitute a legally binding agreement between IESA and Atari.



Very truly yours,

INFOGRAMES ENTERTAINMENT S.A. (for itself and each of its wholly-owned subsidiaries)

By:_____________________________________
Title:

Agreed to:

ATARI, INC. (for itself and each of its wholly-owned subsidiaries)


By:_____________________________________
Title:

                             SCHEDULE OF AMOUNTS DUE
                            FOR DEVELOPMENT SERVICES

Atari, Inc.
R&D Financing
(000's)

Costs Actual/Projection                            Apr-05    May-05    Jun-05    Jul-05    Aug-05       Sep-05
---------------------------------------------------------------------------------------------------------------------------------
                                                                       actual    actual    actual       projection
Paradigm          Stuntman2               Xbox2                                       130         440            426         995
Paradigm          Stuntman2               Xbox                               49        16          16            -26          54
Paradigm          Stuntman2               PS2                                          29          50            -10          69
                                                   actual    actual    actual    actual
Eden              Test Drive Unlimited    Xbox2         551       623       481       555                                  2,209
                                                             actuel    actual    actual
Melbourne House   Test Drive Unlimited    PS2                     459       470       457                                  1,386
---------------------------------------------------------------------------------------------------------------------------------
                                                        551     1,082     1,000     1,187         505            390       4,714


Cash                                               Apr-05    May-05    Jun-05    Jul-05    Aug-05       Sep-05
---------------------------------------------------------------------------------------------------------------------------------
Paradigm          Stuntman2               Xbox                                        130         440            426         995
Paradigm          Stuntman2               Xbox                                         65          16            -26          54
Paradigm          Stuntman2               PS2                                          29          50            -10          69
Eden              Test Drive Unlimited    Xbox2                                     1,174         481            555       2,209
Melbourne House   Test Drive Unlimited    PS2                                         459         470            457       1,386
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    1,857       1,456          1,402       4,714

                             ACKNOWLEDGEMENT LETTER



                                                        September 15, 2005



VIA OVERNIGHT MAIL
------------------
AND FACSIMILE (212) 726-4214
----------------------------

Atari, Inc.
417 Fifth Avenue, 8th Floor
New York, NY 10016
Attn: Kristina K. Pappa


        Re: Acknowledgement in connection with sale of shares of Common Stock of Atari, Inc. (the "Company") pursuant to an Agreement Regarding Issuance of Shares (the "Agreement")

Dear Ms. Pappa:

         Infogrames Entertainment S.A. ("IESA"), on behalf of itself and its direct or indirect wholly-owned subsidiaries, in connection with the sale by the Company to IESA of 4,881,533 shares of common stock, par value $.01 per share, pursuant to Paragraph 3(b) of the Agreement acknowledges and agrees that: (i) all obligations of the Company set forth on the schedule to the Agreement relating to the development of the Test Drive Unlimited and Stuntman 2 games have been paid in full; and (ii) the issue price of the Shares described in
Section 1(b) of the Agreement will be applied in satisfaction of net month end balances due from the Company and its subsidiaries to IESA and its direct or indirect wholly-owned subsidiaries, or paid, as provided in Section 2 of the Agreement.

                                        Very truly yours,


                                        INFOGRAMES ENTERTAINMENT S.A. (for
                                        itself and each of its wholly-owned
                                        subsidiaries)


                                        By:________________________________
                                        Name:______________________________
                                        Title:_____________________________

         Please execute a copy of this document which, when it is executed by Atari, will constitute a legally binding agreement between IESA and Atari.


Very truly yours,

INFOGRAMES ENTERTAINMENT S.A.(for itself and each of its wholly-owned subsidiaries)

By:________________________
Title:

Agreed to:

ATARI, INC. (for itself and each of its wholly-owned subsidiaries)

By:________________________
Title: